Encision Reports First Quarter Fiscal Year 2015 Results

BOULDER, Colo., July 29, 2014 /PRNewswire/ -- Encision Inc. (OTCQB:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2015 first quarter ended June 30, 2014.

The Company posted quarterly net revenue of $2.476 million for a quarterly net loss of $202 thousand, or $(0.02) per share. These results compare to net revenue of $2.682 million for a net loss of $311 thousand, or $(0.04) per share, in the year-ago quarter. Gross margin on net revenue was 49.4 percent in the fiscal 2015 first quarter and 54.4 percent in the fiscal 2014 first quarter. Gross margin on net revenue was lower in the fiscal 2015 first quarter as a result of scrap costs and higher unit overhead costs on lower sales volume. The medical device excise tax is included in other expense.

"We are disappointed with our 8% decrease in net revenue for the first quarter compared to last year's first quarter," said Greg Trudel, President and CEO. "We have realigned our sales structure and increased regional responsibilities among our team to provide greater customer support and drive results in the U.S. market."

"Our marketing emphasis and expanded sales channel are making great strides in creating awareness of the risks of stray energy and the new levels of safety that AEM® Technology brings to advanced energy used in laparoscopic surgery. Coupling this market momentum with the impending launch of our new AEM EndoShield™ Burn Protection System will provide our customers with new levels of clinical and economic value and drive technology adoption."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2014 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	June 30, 2014	March 31, 2014
ASSETS
Cash and cash equivalents	$ 1,147	$ 1,690
Accounts receivable, net	937	863
Inventories, net	2,161	2,224
Prepaid expenses	245	65
Total current assets	4,490	4,842
Equipment, net	1,024	1,106
Patents, net	258	249
Other assets	18	14
Total assets	$ 5,790	$ 6,211
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	471	666
Accrued compensation	258	265
Other accrued liabilities	401	409
Lease and deferred rent payable – short term	95	97
Total current liabilities	1,225	1,437
Lease and deferred rent payable – long term	165	186
Total liabilities	1,390	1,632
Common stock and additional paid-in capital	23,560	23,545
Accumulated (deficit)	(19,160)	(18,957)
Total shareholders' equity	4,400	4,588
Total liabilities and shareholders' equity	$ 5,790	$ 6,211

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	Three Months Ended
	June 30, 2014	June 30, 2013
Net revenue:	$2,476	$2,682
Cost of revenue:	1,254	1,224
Gross profit	1,222	1,458
Operating expenses:
Sales and marketing	683	951
General and administrative	370	353
Research and development	315	388
Total operating expenses	1,368	1,692
Operating loss	(146)	(234)
Interest and other expense, net	(56)	(77)
Loss before provision for income taxes	(202)	(311)
Provision for income taxes	––	––
Net loss	$(202)	$ (311)
Net loss per share—basic and diluted	$ (0.02)	$ (0.04)
Basic and diluted weighted average number of shares	10,673	8,210

Note: The three months ended June 30, 2013 was restated to include an additional $70 thousand in cost of revenue.